Exhibit 21

SUBSIDIARY LISTING OF PHILLIPS 66 PARTNERS LP
At December 31, 2021

Company Name	Incorporation Location
ACE Pipeline LLC	Delaware
Gray Oak Holdings LLC	Delaware
Merey Sweeny LLC	Delaware
Phillips 66 Carrier LLC	Delaware
Phillips 66 DAPL Holdings LLC	Delaware
Phillips 66 ETCO Holdings LLC	Delaware
Phillips 66 LCR Isomerization LLC	Delaware
Phillips 66 Partners Finance Corporation	Delaware
Phillips 66 Partners Holdings LLC	Delaware
Phillips 66 Sand Hills LLC	Delaware
Phillips 66 Southern Hills LLC	Delaware
Phillips 66 Sweeny Frac LLC	Delaware